Exhibit 35.1

ANNUAL COMPLIANCE CERTIFICATE

Synchrony Bank (the “Servicer”) hereby certifies as of December 31, 2021 as follows:

1.	The undersigned has reviewed, for the period beginning January 1, 2021 and ending December 31, 2021: (a) the activities of the Servicer as they related to the Amended and Restated Servicing Agreement, dated as of May 1, 2018, between Synchrony Card Issuance Trust and the Servicer (the “Servicing Agreement”) and (b) the Servicer’s performance under the Servicing Agreement. Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

2.	To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2021 and ending December 31, 2021.

This report is delivered pursuant to Item 1123 of Regulation AB.

SYNCHRONY BANK

By:	/s/ Eric Duenwald
Name:	Eric Duenwald
Title:	Treasurer

SYNIT: Bank Compliance Certificate